Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1/A of our report dated April 15, 2024 with respect to the audited consolidated financial statements of LuxUrban Hotels Inc. and Subsidiaries, included in its Annual Report (Form 10-K) for the years ended December 31, 2023 and 2022, filed with the Securities and Exchange Commission. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern. We also consent to the reference to our firm under the heading “Experts” appearing therein.

Grassi & Co., CPAs, P.C.

Jericho, New York

October 23, 2024